Exhibit 99.2

CSC Board Approves Proceeding with Spin-Off of U.S. Public Sector Business Under CSRA Inc. Name

Sets Record Date for Spin-Off and $10.50 Per Share Special Cash Dividend

•	Record date for Spin-Off and Special Dividend: November 18, 2015

•	Expected distribution date of CSRA shares: November 27, 2015, after market close

•	Expected payment date of $10.50 Special Dividend: November 30, 2015

•	On track to complete the merger with SRA on November 30, 2015

Falls Church, VA, Nov. 4, 2015—CSC (NYSE: CSC) today announced that its Board of Directors has approved proceeding with the previously announced separation of its U.S. public sector business under a new name, CSRA Inc., as well as the declaration of a special cash distribution of $10.50 in the aggregate per CSC share (the “Special Dividend”). The separation will occur through a one-for-one pro rata distribution of all CSRA shares to CSC stockholders.

Following its separation from CSC, CSRA is expected to complete its previously announced combination with SRA International (SRA) on November 30, 2015, subject to satisfaction of the conditions to the merger. The new company will officially change its name to CSRA Inc. upon completion of the combination.

“The vision we outlined in May – creating two pure-play leaders in the commercial and public sector markets – is becoming a reality,” said Mike Lawrie, president and CEO of CSC. “Today’s announcement marks another important milestone towards the completion of our business separation and the establishment of CSRA, a new leader in U.S. public sector IT services.”

Transaction Details

Subject to satisfaction of applicable conditions, the distribution of shares of common stock of CSRA is expected to occur on November 27, 2015, after the close of trading on the New York Stock Exchange (NYSE), and the payment of the Special Dividend is expected to occur on November 30, 2015. The NYSE is scheduled to close at 1 p.m. ET on November 27, 2015.

In the distribution, CSC stockholders will receive one share of CSRA common stock for each share of CSC common stock held on November 18, 2015, the record date for the distribution. Following the distribution of CSRA shares, CSC and CSRA each will pay concurrent special cash dividends which, in the aggregate will total $10.50 per share. Of that $10.50 per share dividend, $2.25 will be paid by CSC and $8.25 will be paid by CSRA. Payment of each portion of the Special Dividend will be made to holders of CSC common stock on the record date who receive shares of CSRA common stock in the distribution.

Combination with SRA

The combination with SRA remains on track for completion on November 30, 2015 subject to satisfaction of the conditions to the merger. In connection with the completion of the merger, the common stock of SRA will be automatically converted into the right to receive $390 million in cash and CSRA common stock constituting approximately 15.32 percent of CSRA’s outstanding common stock. No portion of the Special Dividend will be payable on CSRA shares issued in the SRA merger.

NYSE Trading Details

Both CSC and CSRA will be listed on the NYSE. CSC common stock will continue to trade under the ticker symbol “CSC.” Shares of CSRA common stock will begin trading under the symbol “CSRA.”

Beginning on or about November 16, 2015 and continuing up to and through the distribution date, it is expected that there will be two markets in CSC common stock. Shares that trade in the “regular-way” market will be entitled to receive both the shares of CSRA common stock and the Special Dividend; shares that trade in the “ex-distribution” market will trade without the entitlements to shares of CSRA common stock or the Special Dividend. Shares of CSC in the “ex-distribution” market will trade under the ticker symbol “CSC WI.”

CSRA anticipates that “when-issued” trading will begin on or about November 16, 2015, and will continue up to and through the distribution date. Shares of CSRA in the “when-issued” market will trade under the symbol “CSRA.WI.” Subject to satisfaction of relevant conditions, “regular-way” trading in CSRA’s common stock is expected to begin on November 30, 2015, the first trading day following completion of the separation.

CSC shareholders who hold common stock on the record date and decide to sell any of their common stock before November 30, 2015 should consult with their stockbroker, bank or other nominee to understand whether the shares of CSC common stock will be sold with or without the entitlements to CSRA common stock or the Special Dividend.

Other Information

No action or payment is required by CSC shareholders to receive the shares of CSRA common stock or the Special Dividend. An Information Statement containing details regarding the distribution of the CSRA common stock, the Special Dividend and CSRA’s business and management following the separation and the merger with SRA will be available to CSC stockholders prior to the distribution date.

The distribution of shares of common stock of CSRA is expected to be tax-free to CSC stockholders for U.S. Federal income tax purposes, however the Special Dividend is not expected to be tax-free to CSC stockholders. CSC stockholders are urged to consult their tax advisors with respect to U.S. federal, state, local and non-U.S. tax consequences of the distribution and the Special Dividend.

The transfer agent and registrar for the CSRA common stock will be ComputerShare Trust Company, N.A. For questions relating to the transfer of shares, stockholders may contact ComputerShare via phone at +1-800-522-6645 or +1-201-680-6578 (international). If shares are held by a bank, broker or other nominee, stockholders should contact that institution directly.
References to CSRA herein mean Computer Sciences Government Services Inc. until the effectiveness of the name change, which is expected to occur upon the closing of the merger with SRA. Payment of the Special Dividend, the distribution of CSRA shares and the merger with SRA remain subject to certain conditions described in the preliminary information statement filed with CSRA’s Registration Statement on the SEC’s Form 10.

About CSC

Computer Sciences Corporation (CSC) is a global leader of next generation information technology (IT) services and solutions. The Company's mission is to enable superior returns on our clients’ technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 70,000 employees and reported revenue of $11.3 billion for the 12 months ended October 2, 2015. For more information, visit the company's website at www.csc.com.

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Contact:
Richard Adamonis, Corporate Media Relations. 862.228.3481, radamonis@csc.com
George Price, Investor Relations, 703-641-3842, gprice4@csc.com

Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements.”  These statements represent CSC’s or CSRA’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the control of CSC or CSRA. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2015 and any updating information in subsequent SEC filings as well as in CSRA’s registration statement on Form 10 and any updating information in subsequent SEC filings. CSC and CSRA disclaim any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.